Exhibit 99.1

CSX Corporation Announces Fourth-Quarter and
Full-Year 2016 Earnings

Highlights:

•	CSX generated record full-year efficiency savings of nearly $430 million in 2016

•	Improved service levels drove strong pricing to support reinvestment in the business

•	For the second consecutive year, the company delivered a sub-70 operating ratio

JACKSONVILLE, Fla. - January 17, 2017 - CSX Corporation (Nasdaq: CSX) today announced fourth quarter 2016 net earnings of $458 million, or $0.49 per share, versus $466 million, or $0.48 per share, in the same period of last year. The fourth quarter of 2016 included an operating property sale and a debt refinancing charge, both of which were $0.08 per share and offset each other in the quarter. In addition, the fourth quarter included an extra accounting week resulting from the company’s 52/53 week fiscal reporting calendar, which benefitted earnings per share by $0.03 per share.

Including the extra week, fourth quarter revenue increased 9 percent and expenses increased 2 percent. Operating income for the quarter was $1 billion, which included the $115 million gain from the property sale and the $62 million benefit from the extra week.

For the full year 2016, the industry continued to face headwinds from low global commodity prices and strength of the U.S. dollar. In this environment, CSX generated $11.1 billion in revenue as volume declined 5 percent overall with a 21 percent decline in the company’s coal business. Even with these ongoing challenges, CSX delivered earnings per share of $1.81, operating income of $3.4 billion and an operating ratio of 69.4 percent.

“In an environment where the company lost almost $470 million of coal revenue and experienced weakness across most of its markets, CSX delivered nearly $430 million of productivity savings in 2016, while improving customer service,” said Michael J. Ward, chairman and chief executive officer. “With business conditions gradually improving and the ongoing transformation into the CSX of Tomorrow, we will continue to deliver sustainable shareholder value.”

The CSX of Tomorrow strategy drives profitable growth in its merchandise and intermodal markets as the company progresses towards a mid-60s operating ratio longer-term.

CSX executives will conduct a quarterly earnings conference call with the investment community on January 18, 2017, from 8:30 a.m. to 9:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company's website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on SlideShare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.

More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.